Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS

FOURTH QUARTER 2007 OPERATING HIGHLIGHTS:

•	Generated significant cash flow from operations and reduced debt by $153M
•	Reduced spec inventory units by 10%, despite a 47% cancellation rate
•	Reduced total lot supply by 16% from September 30 to 26,115 lots at year-end, down 52% from peak
•	Reduced G&A costs by $17M to 3.1% of revenue, excluding non-cash expense of $11M due to stock options tendered and cancelled
•

Operated profitably, excluding primarily non-cash, pre-tax charges of: $130M for real estate and joint venture valuation adjustments, $3M impairments of golf course assets held for sale, $58M for goodwill write-offs and $11M due to stock options tender expense

FULL YEAR 2007 HIGHLIGHTS:

•	Generated significant cash flow in the second half of 2007
•	Maintained compliance with all debt covenants at December 31, 2007
•	Amended credit facility in September 2007 to improve flexibility
•	Net debt-to-capital ratio of 49% at December 31, 2007; available borrowing capacity of $381M
•

Operated profitably for the year, excluding primarily non-cash, pre-tax charges of: $398M for real estate and joint venture valuation adjustments, $130M for goodwill write-offs and other fourth quarter charges

Scottsdale, Arizona (January 28, 2008) – Meritage Homes Corporation (NYSE: MTH) today announced fourth quarter and fiscal year results for the periods ended December 31, 2007.

Summary Operating Results (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended Dec. 31,			Fiscal Years Ended Dec. 31,
	2007	2006	% Chg	2007	2006	% Chg
Homes closed (units)	2,139	2,601	-18%	7,687	10,487	-27%
Home closing revenue	$615,611	$819,318	-25%	$2,334,141	$3,444,286	-32%
Sales orders (units)	1,048	1,202	-13%	6,290	7,778	-19%
Sales order value	$271,617	$354,539	-23%	$1,804,065	$2,462,747	-27%
Ending backlog (units)				2,288	3,685	-38%
Ending backlog value				$669,985	$1,200,061	-44%
Net (loss)/earnings* (including write-offs)	$(128,839)	$9,024	n/m	$(288,851)	$225,354	n/m
Adjusted net earnings * (excluding write-offs)	4,076	$50,540	n/m	55,364	$273,809	n/m
Diluted EPS (including write-offs)	$(4.91)	$0.34	n/m	$(11.01)	$8.32	n/m

*                       See non-GAAP reconciliation between net (loss)/earnings and adjusted net earnings on “Operating Results” table, page 7.

(n/m = not meaningful)

Fourth quarter operating results

Meritage reported a net loss for the fourth quarter 2007 of $129 million, or ($4.91) per share, compared to net earnings of $9 million, or $0.34 per diluted share, in the fourth quarter 2006. The fourth quarter net loss included $130 million of pre-tax real estate-related and joint venture valuation adjustments ($48 million for terminated projects, $36 million for write-downs of inventory on continuing projects, $12 million for land held for sale, and $34 million for joint venture impairments,) and $58 million of pre-tax goodwill write-offs. The Company also incurred an $11 million non-cash pre-tax charge for the acceleration of expenses related to the cancellation of employee stock options in connection with a tender offer, and a $3 million impairment of golf course assets held for sale. By comparison, the fourth quarter of 2006 included a pre-tax charge of $63 million solely related to real estate-related valuation adjustments.

Fourth quarter 2007 home closing revenue declined 25% year over year due to an 18% decline in homes closed and a 9% decline in average closing price.  Arizona had the largest decline in home closings (-44%) due to a reduced active community count,  a more competitive selling environment and difficult comparisons to the fourth quarter 2006, when closings in Arizona were only 13% lower than their peak in the fourth quarter 2005. Conversely, home closings in California (-9%), Florida (-20%) and Nevada (+6%) experienced less severe declines (or reflected improvements), benefiting from easier comparisons to the prior year. These markets were some of the first to slow, and reported much larger declines a year ago.

Fourth quarter homebuilding gross margins narrowed due to lower selling prices and real estate-related charges of $84 million in 2007 and $63 million in 2006. Excluding these charges, adjusted homebuilding gross margins contracted to 12.1% in 2007 from 19.8% in 2006, reflecting more aggressive price negotiation.  Average sales prices in the fourth quarter of 2007, as compared to the fourth quarter of 2006 declined 20% in Florida, 18% in California, 17% in Nevada and 13% in Arizona, while Texas ASP increased 5% and Colorado increased 14%, reflecting lower pricing strategy and changes in the mix between higher and lower priced homes.

General and administrative expenses of $30 million in the fourth quarter 2007 included an $11 million non-cash charge related to a stock option tender offer, with no similar expense incurred in 2006. Excluding this item in 2007, management reduced general and administrative expenses by 48% from the fourth quarter 2006, to 3.1% of fourth quarter 2007 total revenue, from 4.4% of fourth quarter 2006 total revenue. To date, Meritage has reduced total headcount by almost 40% since the peak in mid-2006, sizing its operations to reflect current market conditions.  Commissions and other selling costs were 14% lower than the prior year, although higher as a percentage of total revenue due to the more competitive selling environment.

Significant progress on plans to strengthen balance sheet and liquidity

“We were very pleased with the progress we made toward strengthening our balance sheet and improving our liquidity during the fourth quarter,” said Steven J. Hilton, chairman and CEO of Meritage Homes. “Aggressive sales efforts reduced our spec home inventory by 10% this quarter, despite high cancellation rates that negatively impacted our net sales and inventory reductions, while stronger seasonal closing activity reduced our pre-sold inventory. We reduced lot purchases under options by about $55 million, acquiring approximately 650 fewer lots in the fourth quarter than we did in the third.  These purchases were generally in communities that had limited owned-lot inventory, and additional lots were needed to continue home sales that are generating acceptable margins. We also reduced our active community count slightly from last quarter to 220 at year end.”

“These actions resulted in significant positive cash flow from operations this quarter and allowed us to reduce our bank debt by $153 million, to a balance of $82 million at December 31. We plan to continue aggressively targeting spec sales and limiting lot purchases wherever possible, with a goal of reducing our credit facility debt to a zero balance by the third quarter of this year, and then start accumulating cash reserves.”

Mr. Hilton continued, “We cancelled options on almost 4,500 additional lots this quarter, reducing our total lot supply to 26,115 at year-end — a 52% reduction from our peak in the third quarter 2005. Accordingly, we’ve reduced our cash option deposits to $87 million — half of their balance at the end of 2006. A large portion of our lot supply is in Texas, where the homebuilding markets have been stronger than in other parts of the country and where the terms on developer options are more flexible than land bank options.  Texas accounts for nearly two-thirds of our optioned lots, almost 40% of option deposits, and more than a third of our owned lots.  Of our total lots under control at December 31, 2007, we own about 40% and option about 60%.  Our owned percentage has increased mainly as we have reduced the number of our lots controlled through options by almost 70% from peak levels mainly from option terminations as the housing market has slowed.

“Although impairments may continue to occur due to changes in market conditions, based on the relatively stronger Texas market and the significant impairments and option terminations we have already taken in other markets, we believe the great majority of the impairments are behind us.

“We reduced our investment in joint ventures to $27 million at year-end 2007, and believe we have little additional contingent off-balance-sheet exposure in our remaining JV’s as their debt is generally non-recourse to us, and because we believe the risks associated with ‘bad boy’ guarantees are minimal since the triggering event is typically controlled by us, and our exposure under other guarantees is not significant,” he concluded.

The Company was in compliance with all its debt covenants at year-end, and had available borrowing capacity of $381 million under its revolving $800 million credit facility at December 31, 2007, after considering the facility’s borrowing base availability and most restrictive covenants. Interest coverage ratio was 2.3 times interest incurred, based on trailing four quarters’ adjusted EBITDA.

Net debt-to-capital ratio was 49% as of December 31, 2007, compared to 40% at December 31, 2006, despite a slight reduction in total debt, as the 2007 net loss reduced Meritage’s book equity. The Company’s credit facility extends through 2011 and the earliest maturity date on its long-term debt bonds is in 2014.

“Our primary focus in 2008 is to strengthen our balance sheet and maintain liquidity,” said Mr. Hilton. “Our sales teams are focused on aggressively selling spec inventory, and we plan to further reduce our inventory of owned lots by purchasing fewer lots than our planned sales and starts. We have also received over $24 million in tax refunds thus far in 2008 and expect to receive approximately $52 million of additional tax refunds in the first quarter of this year, as we carry back our 2007 losses and recover taxes paid in 2005. The anticipated tax refund is already reflected in our receivables balance. We expect to trigger the realization, for tax purposes, of our $141 million deferred tax asset in 2008 and beyond, and we currently believe this asset is recoverable. Considering these plans, we look forward to reporting further progress in generating cash and reducing our debt in the coming quarters.”

Full year operating results

Meritage reported a net loss of $289 million, or ($11.01) per share, for the full year 2007, compared to net earnings of $225 million, or $8.32 per diluted share, for the full year 2006. The 2007 loss was the result of primarily non-cash pre-tax real estate-related and joint venture valuation adjustments of $398 million, a non-cash $3 million impairment of golf course assets, goodwill-related write-offs of $130 million and a non-cash $11 million charge related to stock options tender expense, which together reduced net earnings by $344 million after the effect of taxes.

Full year home closing revenue for 2007 was $2.3 billion, nearly one-third lower than the all-time record year reported by Meritage in 2006 for home closings and revenue. The decline in home closing revenue was due to an 8% decline in average sale prices, compounding a 27% drop in homes sold. The states that  experienced the  greatest declines  in closings for the  year were Nevada (-58%) and Arizona (-49%), while Texas closings declined only 2% year over year and Colorado closings increased 43% as it builds from its start-up in 2006.

Net orders for the full year 2007 fell 19% due to turmoil in the mortgage and credit markets, rising inventories and intense pricing competition. While year over year comparisons were negative, the rates of decline in home sales slowed in most of Meritage’s divisions over the last two quarters.

Backlog value was down 44% from 2006 at December 31, 2007, with a 10% decline in average sale price on 38% fewer homes in backlog, reflecting conversions to 2007 closings and high cancellations. Lower homes in backlog in Arizona (-57%), Texas (-33%) and Florida (-40%) accounted for most of the absolute decline in backlog.

Mr. Hilton noted, “We have yet to see signs of stabilization in home prices, which we believe is necessary for buyers to regain confidence that their home purchase will retain its value. We are looking for prices, sales and cancellation rates to hold steady and begin to improve to signal the start of a recovery.

Until then, we plan to continue to operate conservatively, protecting our balance sheet and maintaining liquidity to weather the downturn.”

Summary and future outlook

“This has been the most difficult year we’ve experienced in homebuilding in more than 25 years, and we currently expect 2008 will also be challenging,” said Mr. Hilton. “Despite the difficult homebuilding environment, I’m proud of the progress we were able to achieve on our operational plans, and on other non-financial objectives. We reduced our spec inventory and lots under control, continued to shrink overhead costs and generated significant positive cash flow in the second half of 2007.

“We also improved our sales training, marketing and customer relations, including significant increases in our customer satisfaction ratings during 2007. We completed the implementation of new management software across all divisions, recognized substantial savings in purchasing, and made many improvements in our human resources and benefits systems. Each of these improved our organizational efficiency or abilities to better serve our customers.

“I appreciate the efforts of our employees who have worked so diligently to address the daily challenges and opportunities we face, with an optimistic attitude toward better times ahead,” Mr. Hilton concluded. “We are committed to protecting shareholder value as we manage the Company through this downturn, delivering high quality homes and meeting the expectations of our buyers, to strengthen Meritage’s position for the future.”

Conference call and webcast

The Company will host a conference call and webcast on January 29, 2008, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) to discuss fourth quarter and full year 2007 results. The conference call will be webcast by B2i and available through the “Investor Relations” page of the Company’s web site at http://www.meritagehomes.com. For telephone participants, the dial-in number is 800-374-0113 with a passcode of “Meritage.” Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 3:00 p.m. EST January 29, 2008, through midnight February 29, 2008 on the website noted above, or by dialing 800-642-1687, and referencing passcode 30747642.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating results
Home closing revenue	$615,611	$819,318	$2,334,141	$3,444,286
Land closing revenue	3,297	1,875	9,453	17,034
Total closing revenue	618,908	821,193	2,343,594	3,461,320
Home closing gross (loss)/profit	(9,321)	100,671	28,135	711,988
Land closing gross (loss)/profit	(11,690)	(708)	(12,089)	642
Total closing gross (loss)/profit	(21,011)	99,963	16,046	712,630
Commissions and other sales costs	(51,461)	(59,531)	(196,464)	(216,341)
General and administrative expenses (1)	(29,776)	(36,064)	(106,161)	(164,477)
Goodwill-related impairments	(57,538)	—	(130,490)	—
Interest expense	(4,601)	—	(6,745)	—
Other (expense)/income, net (2)	(30,092)	9,253	(29,668)	32,197
(Loss)/earnings before provision for income taxes	(194,479)	13,621	(453,482)	364,009
Benefit/(provision) for income taxes	65,640	(4,597)	164,631	(138,655)
Net (loss)/earnings	(128,839)	9,024	(288,851)	225,354
(Loss)/earnings per share
Basic:
(Loss)/earnings per share	$(4.91)	$0.35	$(11.01)	$8.52
Weighted average shares outstanding	26,250	26,133	26,225	26,448
Assuming dilution:
(Loss)/earnings per share	$(4.91)	$0.34	$(11.01)	$8.32
Weighted average shares outstanding	26,250	26,557	26,225	27,102

(1)	General and administrative expenses include the following:

Severance-related expenses	$616	$599	$3,075	$13,361
Non-cash stock option tender expense	$10,866	$—	$10,866	$—

(2)	Other income includes joint venture and golf course asset impairments as discussed in the non-GAAP reconciliations on the following page.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Non-GAAP Reconciliations:
Total closing gross (loss)/profit	$(21,011)	$99,963	$16,046	$712,630
Add: Real estate-related impairments
Terminated lot options/land sales	60,068	47,128	144,752	54,598
Impaired projects	36,006	15,537	195,606	23,670
Adjusted closing gross profit	$75,063	$162,628	$356,404	$790,898
(Loss)/earnings before provision for income taxes	$(194,479)	$13,621	$(453,482)	$364,009
Add:
Real estate-related impairments
Terminated lot options/land sales	60,068	47,128	144,752	54,598
Impaired projects	36,006	15,537	195,606	23,670
Joint venture impairments	33,451	—	57,940	—
Impairment of golf course assets held for sale	3,124	—	3,124	—
Goodwill-related impairments	57,538	—	130,490	—
Non-cash stock options tender expense	10,866	—	10,866	—
Adjusted earnings before provision for income taxes	6,574	76,286	89,296	442,277
Adjusted provision for income taxes	(2,498)	(25,746)	(33,932)	(168,468)
Adjusted net earnings	$4,076	$50,540	$55,364	$273,809

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(Unaudited)

(Dollars in thousands)

	Three Months Ended		As of and for the Four Quarters Ended
	December 31,		December 31,
	2007	2006	2007	2006
EBITDA reconciliation: (1)
Net (loss)/earnings	$(128,839)	$9,024	$(288,851)	$225,354
(Benefit)/provision for income taxes	(65,640)	4,597	(164,631)	138,655
Interest expensed or amortized to cost of sales	18,349	10,199	48,994	42,986
Depreciation and amortization	4,362	8,457	17,818	23,729
EBITDA	$(171,768)	$32,277	$(386,670)	$430,724
Add back:
Real estate-related impairments	129,525	62,665	398,298	78,268
Impairment of golf course assets held for sale	3,124	—	3,124	—
Goodwill-related impairments	57,538	—	130,490	—
Adjusted EBITDA	$18,419	$94,942	$145,242	$508,992

Interest coverage ratio: (2)
Adjusted EBITDA			$145,242	$508,992
Interest incurred			62,176	52,063
Interest coverage ratio			2.3	9.8

Net debt-to-capital: (3)
Notes payable and other borrowings			$729,875	$733,276
Less: cash and cash equivalents			(27,677)	(56,710)
Net debt			702,198	676,566
Stockholders’ equity			730,164	1,006,832
Capital			$1,432,362	$1,683,398
Net debt-to-capital			49.0%	40.2%

(1)

EBITDA and adjusted EBITDA are non-GAAP financial measures, representing net earnings before interest expense amortized to cost of sales, income taxes, depreciation and amortization, with write-offs and impairment charges also excluded from adjusted EBITDA. EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance, and by investors and analysts in the homebuilding industry. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA is presented because it more closely, although not exactly, resembles the comparable covenant calculations under our revolving credit facility and senior and senior subordinated note indentures.

(2)

Interest coverage ratio as presented is calculated as the trailing four quarters’ adjusted EBITDA divided by total interest incurred for the same period. This calculation may differ from our interest coverage ratio as computed for our credit facility covenant due to additional non-cash reconciling items, such as stock compensation and tender offer expense.

(3)

Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

		September 30,
	December 31, 2007	2007	December 31, 2006
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$27,677	$45,297	$56,710
Receivables	118,591	93,573	68,725
Real estate (1)	1,273,746	1,504,137	1,530,602
Investment in unconsolidated entities	26,563	57,387	114,250
Deferred tax assets	140,970	110,390	28,119
Option deposits	87,191	106,768	167,132
Other assets	76,511	157,916	204,987
Total Assets	$1,751,249	$2,075,468	$2,170,525

Liabilities:
Senior notes	$628,802	$628,760	$478,636
Revolving facility	82,000	234,500	226,500
Other borrowings	19,073	20,667	28,140
Accounts payable, accrued liabilities, homebuyer deposits and other liabilities	291,210	338,643	430,417
Total liabilities	1,021,085	1,222,570	1,163,693
Total stockholders’ equity	730,164	852,898	1,006,832
Total liabilities & stockholders’ equity	$1,751,249	$2,075,468	$2,170,525

(1) Real estate assets are comprised of the following:

Homes under contract under Construction	$333,533	$535,405	$589,241
Finished homesites and homesites under development	591,289	624,098	592,949
Unsold homes, completed and under Construction	236,094	255,334	271,559
Model homes	61,171	59,237	39,131
Model home lease program	19,073	20,667	26,831
Land held for development	32,586	9,396	10,891
Total real estate	$1,273,746	$1,504,137	$1,530,602

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in thousands)

	For the Three Months Ended December 31,
	2007		2006
	Homes	Value	Homes		Value
Homes Closed:
California	277	$114,840	305		$154,648
Nevada	87	27,094	82		30,799
West Region	364	141,934	387		185,447

Arizona	489	145,264	880		300,289
Texas	1,140	283,568	1,173		277,343
Colorado	35	13,927	23		8,026
Central Region	1,664	442,759	2,076		585,658

Florida	111	30,918	138		48,213
East Region	111	30,918	138		48,213

Total	2,139	$615,611	2,601		$819,318

Homes Ordered:
California	132	$55,904	151		$74,127
Nevada	63	16,508	49		28,575
West Region	195	72,412	200		102,702

Arizona	168	37,608	329		91,139
Texas	573	134,826	669		168,256
Colorado	23	7,046	27		9,866
Central Region	764	179,480	1,025		269,261

Florida	89	19,725	(23	)*	(17,424	)*
East Region	89	19,725	(23	)*	(17,424	)*

Total	1,048	$271,617	1,202		$354,539

*      Negative balance represents the total unit/value of home orders cancelled exceeding the unit/value of total home orders taken.

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in thousands)

	As of and for the Years Ended December 31,
	2007		2006
	Homes	Value	Homes	Value
Homes Closed:
California	908	$421,220	1,471	$820,583
Nevada	261	88,837	620	244,343
West Region	1,169	510,057	2,091	1,064,926

Arizona	1,718	567,888	3,355	1,102,662
Texas	4,164	1,043,160	4,263	996,739
Colorado	160	60,069	112	40,875
Central Region	6,042	1,671,117	7,730	2,140,276

Florida	476	152,967	666	239,084
East Region	476	152,967	666	239,084

Total	7,687	$2,334,141	10,487	$3,444,286

Homes Ordered:
California	846	$372,936	983	$529,435
Nevada	268	85,772	328	139,668
West Region	1,114	458,708	1,311	669,103

Arizona	1,203	341,140	1,833	611,266
Texas	3,427	845,348	4,299	1,069,437
Colorado	168	59,423	125	47,836
Central Region	4,798	1,245,911	6,257	1,728,539

Florida	378	99,446	210	65,105
East Region	378	99,446	210	65,105

Total	6,290	$1,804,065	7,778	$2,462,747

Order Backlog:
California	164	$81,532	226	$129,816
Nevada	64	18,660	57	21,725
West Region	228	100,192	283	151,541

Arizona	390	120,558	905	347,306
Texas	1,472	384,351	2,209	582,163
Colorado	53	18,137	45	18,783
Central Region	1,915	523,046	3,159	948,252

Florida	145	46,747	243	100,268
East Region	145	46,747	243	100,268

Total	2,288	$669,985	3,685	$1,200,061

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

	Fiscal Year 2007		Fiscal Year 2006
	Beg.	End	Beg.	End
Active
Communities:
California	26	27	20	26
Nevada	5	11	6	5
West Region	31	38	26	31

Arizona	42	36	35	42
Texas	121	127	108	121
Colorado	6	6	3	6
Central Region	169	169	146	169

Florida	13	13	12	13
East Region	13	13	12	13

Total	213	220	184	213

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) builds primarily single-family homes across the southern and western United States under the Meritage, Monterey and Legacy brands. Meritage has active communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, the East Bay/Central Valley and Inland Empire of California, Denver and Orlando.  The Company is ranked by Builder magazine as the 12th largest homebuilder in the U.S. and ranked #580 on the 2007 Fortune 1000 list. For more information about the Company, visit www.meritagehomes.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding the Company’s plans or goals for spec inventory reduction, lot supply reduction, generating positive cash flow and using it for debt reduction, as well as management’s intention to operate conservatively, strengthen the balance sheet and improve liquidity to take advantage of future opportunities; management estimates regarding future impairments and joint venture exposure; expectations that 2008 will be just as challenging as 2007; the significance of buyer confidence, home prices, sales and cancellations signaling a turnaround in the market; and expected impact of deferred tax assets on future cash outlays. Such statements are based upon the current beliefs and expectations of Company management and current market conditions, which are subject to change. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; housing affordability; our success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; our investments in land and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; materials and labor costs; our ability to take certain actions because of restrictions contained in the indentures for our senior and senior subordinated notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of construction defect and home warranty claims; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to acquire additional land or options to acquire additional land on acceptable terms; our exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2006, and Form 10-Q for the quarter ended September 30, 2007, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

# # #